Exhibit 99.2

PARTNERS Dato’ Quek Ngee Meng Hong Chin Heng Abdul Halim Abd Manaf	Thoo Yee Huan Chong Lee Hui Chuah Jun Wen Leon Gan Han Chen	Lim Yoke Wah Lim Jus Tine Goh Li Fei Low Khye Yen	Ankit R Sanghvi Lum Man Chan Kuek Lee Tian Desmond Liew Zhi Hong	Noelle Low Pui Voon Ong Johnson Lo Khai Yi

PRINCIPAL ASSOCIATE Elise Ng Yee Suang

SENIOR ASSOCIATES Tan Poh Yee	Mandi Soh Hui Shee Tan Lee Weei	Chau Yen Shen Tan Keen Ling	Teoh Jackline Jasmine Tang Huixin	Norsuriati Binti Mohd Noor Sharifa Nurliliyana

ASSOCIATES Kelvin Chee Wei Jia Hee Sue Ann Kanagaambigy A/P Elamparithi Laurel Lim Mei Ying	Hilary Lim Chiao Hann Wong Kuai Yi Clara Chu Yen Yong Teoh Zi Han Noorvieana Lim	Janice Ooi Jia Ming Jeccy Khor Jing Chi Choo Sheau Kee Ainie Ajiera Binti Rosman	Zach Shaw Ke-Wei Ong Wen Nee Vicky Yap Wei Zhee Chew Jin Heng	Racheal Ling Jia Qi Wan Nur Farihin Yap Han Xin Chai Hui Wen	Tan Zhen Chao Muhammad Aiman Anuar Boey Kai Qi Tay Yu Rong

Date: 20 February 2024

The Board of Directors	PRIVATE & CONFIDENTIAL
SUKE LIMITED
Level 10, Wisma IAV, No. 86 Jalan Pasar,
55100 Kuala Lumpur, Malaysia	BY EMAIL

Dear Sirs,

RE:	LEGAL OPINION ON MALAYSIAN LAW IN CONNECTION WITH THE PROPOSED OFFERING AND LISTING OF THE ENTIRE ORDINARY SHARES OF SUKE LIMITED (“COMPANY”) ON THE NASDAQ STOCK MARKET (“NASDAQ”) (“PROPOSED LISTING”)

1.	Introduction

1.1	We have been instructed to issue this legal opinion (“Opinion”) in our capacity as Malaysian legal advisers to the Company, a company incorporated under the laws of the Cayman Islands, in relation to the Proposed Listing.

2.	Purpose

2.1	This Opinion is given to the Company solely for its benefit in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933, as amended, in relation to the Proposed Listing.

3.	Opinion

3.1	Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

(a)	the subsidiary of the Company, DNF Group Sdn Bhd (“Malaysian Subsidiary”) which is incorporated in Malaysia has been duly incorporated, is validly existing as a limited liability company and in good standing[1]. To the best of our knowledge after due inquiry, the Malaysian Subsidiary is not involved in any litigation proceeding, claim, counterclaim, arbitration proceeding or winding-up proceeding;

[1]	The parameters for assessing the good standing of a company in this Opinion are:

(a)	that the Malaysian Subsidiary is in existence and is not in the process of being wound up or struck off or dissolved;

(b)	that the Malaysian Subsidiary is not dormant as per the record of Companies Commission of Malaysia;

(c)	that the Malaysian Subsidiary has a registered address;

(d)	that the Malaysian Subsidiary and its directors do not have any outstanding compound with Companies Commission of Malaysia; and

(e)	that the Malaysian Subsidiary and its directors do not have any pending litigation case.

HALIM HONG & QUEK Advocates & Solicitors	Page 2 of 2

(b)	all statements set forth in the Registration Statement under the captions ‘Enforceability of Civil Liabilities’, ‘Regulations’ and ‘Malaysia Taxation’ in each case insofar as such statements describe or summarise Malaysian laws or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarise in all material respects the Malaysian laws or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects; and

(c)	the statements made in the Registration Statement under the captions ‘Enforceability of Civil Liabilities’, ‘Regulations’ and ‘Malaysia Taxation’ constitute our opinions.

4.	Qualifications

4.1	Our Opinion is subject to the following qualifications:

(a)	we have relied on the truth, accuracy and completeness of factual statements or representations provided to us by any director, officer or other representative of Malaysian Subsidiary, whether or not in writing, in respect of matters concerning the Company and the Malaysian Subsidiary;

(b)	this Opinion is limited strictly to the matters stated herein and does not apply by implication to any other matters;

(c)	we express no opinion with regard to the effect of any systems of law (other than Malaysian law) including in cases where, under Malaysian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Malaysian law) would not affect or qualify this Opinion;

(d)	this Opinion relates only to the laws of general application in Malaysia as at the date of this Opinion and shall be construed in accordance with Malaysian laws and regulations which are in force as at the date of this Opinion; and

(e)	no obligation is assumed to update this Opinion in respect of any changes of law or other matters (including matters of fact) coming to our knowledge and occurring after the date of this Opinion, which may, affect this Opinion in any respect.

5.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Thank you.

Yours faithfully,

/s/ HALIM HONG & QUEK